Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hudson Ltd. Restricted Share Unit Plan of our report dated March 15, 2018, with respect to the combined financial statements of Hudson Group, included in its Annual Report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AG
Basel, Switzerland
January 11, 2019